SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                  SCHEDULE 13G
                                 (RULE 13D-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D - 1(B), (C)
        AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D - 2(B)





                       CLEAR CHANNEL COMMUNICATIONS, INC.
                                (Name of Issuer)



                     Common Stock, par value $0.10 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                   184502 10 2
                                   -----------
                                 (CUSIP Number)



                                 April 23 , 2004
                                 ---------------
             (Date of Event Which Requires Filing of this Statement)


           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                     |_| Rule 13d-1(b)

                     |X| Rule 13d-1(c)

                     |_| Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                         (Continued on following pages)

---------------------------------------------------------                        ---------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 2 of 52 Pages
---------------------------------------------------------                        ---------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               MR. THOMAS O. HICKS
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                  UNITED STATES
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  2,781,744
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                      34,806,777
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                       2,781,744
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                      34,806,777
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   37,588,521
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           6.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       2

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 3 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               CAPSTAR BOSTON PARTNERS, L.L.C.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                         127,027
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                         127,027
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           127,027
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       3

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 4 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                      16,553,871
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                      16,553,871
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,553,871
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       4

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 5 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM3/GP PARTNERS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                      16,680,898
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                      16,680,898
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,680,898
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       5

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 6 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS III, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                      16,900,506
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                      16,900,506
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,900,506
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       6

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 7 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE FUND III INCORPORATED
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                      16,900,506
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                      16,900,506
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   16,900,506
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           2.7%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           CO
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       7

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 8 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM3 COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                         219,608
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                         219,608
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           219,608
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       8

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 9 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST EQUITY FUND IV, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       9,545,585
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       9,545,585
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,545,585
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       9

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 10 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE, TATE & FURST PRIVATE EQUITY FUND IV, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                          64,207
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                          64,207
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           64,207
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       10

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 11 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

                HM4 PARTNERS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                    DELAWARE
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       9,609,792
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       9,609,792
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,609,792
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       11

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 12 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS L.A., L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       9,610,051
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       9,610,051
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,610,051
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       12

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 13 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE LATIN AMERICA FUND I INCORPORATED
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       9,610,051
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       9,610,051
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    9,610,051
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.6%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           CO
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       13

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 14 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 1-FOF COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                             259
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                             259
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           259
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.


                                       14

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 15 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EQ COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                         148,137
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                         148,137
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           148,137
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                            [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       15

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 16 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-EN COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                          26,478
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                          26,478
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           26,478
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       16

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 17 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM 4-P COINVESTORS, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                          16,670
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                          16,670
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,670
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       17

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 18 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE GP PARTNERS IV, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                         191,285
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                         191,285
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           191,285
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

                                 LESS THAN 0.1%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       18

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 19 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HICKS, MUSE FUND IV, LLC
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       8,221,220
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       8,221,220
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    8,221,220
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.3%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES
     OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.



                                       19

---------------------------------------------------------                        --------------------------------------------------
CUSIP No. 184502 10 2                                               13G                               Page 20 of 52 Pages
---------------------------------------------------------                        --------------------------------------------------
========== ========================================================================================================================
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

               HM4/CHANCELLOR, L.P.
---------- ------------------------------------------------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]
                                                                                                       (b) [X]

---------- ------------------------------------------------------------------------------------------------------------------------
3          SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           TEXAS
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    5         SOLE VOTING POWER
                    NUMBER OF
                      SHARES                                  0
                   BENEFICIALLY
                     OWNED BY
                       EACH
                    REPORTING
                      PERSON
                       WITH
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    6         SHARED VOTING POWER

                                                                       8,029,935
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    7         SOLE DISPOSITIVE POWER

                                                                               0
--------------------------------------------------- --------- ---------------------------------------------------------------------
                                                    8         SHARED DISPOSITIVE POWER

                                                                       8,029,935
---------- ------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    8,029,935
---------- ------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
           EXCLUDES CERTAIN SHARES
                                                                                                           [ ]
---------- ------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

           1.3%
---------- ------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
========== ========================================================================================================================

*    THE REPORTING PERSON EXPRESSLY DISCLAIMS (I) THE EXISTENCE OF ANY GROUP AND
     (II) BENEFICIAL OWNERSHIP WITH RESPECT TO ANY SHARES OTHER THAN THE SHARES OWNED OF RECORD BY SUCH REPORTING PERSON. SEE ITEM 5.

ITEM 1. (A) AND (B). NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           The Issuer is Clear Channel Communications, Inc. (the "Company"). The address of the Company's principal executive offices is 200 East Basse Road, San Antonio, Texas 78209.

ITEM 2.    PERSON FILING

          (a)  Name of Person(s) Filing this Statement (the "Filing Parties"):
               --------------------------------------------------------------

               Mr. Thomas O. Hicks ("Mr. Hicks");

               Capstar Boston Partners, L.L.C., a Delaware limited liability company ("Boston Partners");

               Hicks, Muse, Tate & Furst Equity Fund III, L.P., a Delaware limited partnership ("HM Fund III");

               HM3/GP Partners, L.P., a Texas limited partnership
               ("HM3/Partners");

               Hicks, Muse GP Partners III, L.P., a Texas limited partnership ("GP Partners III");

               Hicks, Muse Fund III Incorporated, a Texas corporation ("Fund III Incorporated");

               HM3 Coinvestors, L.P., a Delaware limited partnership ("HM3 Coinvestors");

               Hicks, Muse, Tate & Furst Equity Fund IV, L.P., a Delaware limited partnership ("HM Fund IV");

               Hicks, Muse, Tate & Furst Private Equity Fund IV, L.P., a Delaware limited partnership ("Private Equity Fund IV");

               HM4 Partners, L.P., a Delaware limited partnership ("HM4");

               Hicks, Muse GP Partners L.A., L.P., a Texas limited partnership ("GP Partners LA");

               Hicks, Muse Latin America Fund I Incorporated, a Texas corporation ("LA Fund Incorporated");

               HM 1-FOF Coinvestors, L.P., a Texas limited partnership ("HM 1-FOF");

               HM4-EQ Coinvestors, L.P., a Texas limited partnership ("HM4-EQ");

               HM4-EN Coinvestors, L.P., a Texas limited partnership ("HM4-EN");

               HM4-P Coinvestors, L.P., a Texas limited partnership ("HM4-P");

               Hicks, Muse GP Partners IV, L.P., a Texas limited partnership ("GP Partners IV");

               Hicks, Muse Fund IV LLC, a Texas limited liability company ("Fund IV LLC"); and

               HM4/Chancellor, L.P., a Texas limited partnership
               ("HM4/Chancellor").


          (b)  Address of Principal Business Office or, if None, Residence:
               -----------------------------------------------------------

           The business address of each of the Filing Parties is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

          (c)  Citizenship:
               -----------

           All of the natural persons identified in this Item 2 are citizens of the United States of America.

          (d)  Title of Class of Securities:
               ----------------------------

           This statement relates to the Common Stock of the Company, par value $0.10 per share.

          (e)  CUSIP Number:
               ------------

           The CUSIP No. for such shares is 184502 10 2.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) [ ]  Broker or dealer registered under Section 15 of the Act;

           (b) [ ]  Bank as defined in Section 3(a)(6) of the Act;

           (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Act;


           (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940;

           (e) [ ]  An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

           (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

           (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

           (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a) Amount Beneficially Owned:

               37,588,521

           (b) Percent of Class:

               6.1 %

           (c) Number of shares as to which the person has:

               (i)  Sole power to vote or to direct the vote

                     2,781,744

               (ii) Shared power to vote or to direct the vote

                     34,806,777

               (iii) Sole power to dispose or to direct the disposition of

                     2,781,744

               (iv) Shared power to dispose or to direct the disposition of

                     34,806,777

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

           N/A

ITEM 10. CERTIFICATIONS.

          (a) N/A

          (b) N/A




            [The remainder of this page is intentionally left blank.]

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       April 23, 2004                  By:             *
--------------------------------           -------------------------------------
         Date                                    Thomas O. Hicks


                                       *By:  /s/ David W. Knickel
                                           -------------------------------------
                                                 David W. Knickel
                                                 Attorney-in-Fact

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004                CAPSTAR BOSTON PARTNERS, L.L.C.
-----------------------------
           Date

                                    By:  HM3/GP Partners, L.P., its managing
                                         member

                                    By:  Hicks, Muse GP Partners III, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund III Incorporated, its
                                         general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004             HICKS, MUSE, TATE & FURST EQUITY FUND III, L.P.
---------------------------
         Date
                                By:  HM3/GP Partners, L.P., its general partner

                                By:  Hicks, Muse GP Partners III, L.P., its
                                     general partner

                                By:  Hicks, Muse Fund III Incorporated, its
                                     general partner



                                By:  /s/ David W. Knickel
                                    --------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       April 23, 2004              HM3/GP PARTNERS, L.P.
-------------------------------
           Date
                                   By:  Hicks, Muse GP Partners III, L.P., its
                                        general partner

                                   By:  Hicks, Muse Fund III Incorporated, its
                                        general partner



                                   By:  /s/ David W. Knickel
                                       -----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HICKS, MUSE GP PARTNERS III, L.P.
-------------------------------
           Date
                                   By: Hicks, Muse Fund III Incorporated, its
                                       general partner



                                   By: /s/ David W. Knickel
                                       -----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004              HICKS, MUSE FUND III INCORPORATED
--------------------------------
            Date


                                     By:       /s/ David W. Knickel
                                         ---------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


       April 23, 2004         HM3 COINVESTORS, L.P.
----------------------------
          Date
                               By: Hicks, Muse GP Partners III, L.P., its
                                   general partner

                               By: Hicks, Muse Fund III Incorporated, its
                                   general partner



                                   By:        /s/ David W. Knickel
                                       -----------------------------------------
                                       David W. Knickel
                                       Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004              HICKS, MUSE, TATE & FURST EQUITY FUND
--------------------------------    IV, L.P.
             Date

                                    By:  HM4 Partners, L.P., its general
                                         partner

                                    By:  Hicks, Muse GP Partners LA, L.P., its
                                         general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004          HICKS, MUSE, TATE & FURST PRIVATE
----------------------------    EQUITY FUND IV, L.P.
           Date

                                By:  HM4 Partners, L.P., its general partner

                                By:  Hicks, Muse GP Partners LA, L.P., its
                                     general partner

                                By:  Hicks, Muse Latin America Fund I
                                     Incorporated, its general partner



                                By:  /s/ David W. Knickel
                                    --------------------------------------------
                                     David W. Knickel
                                     Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004                HM4 PARTNERS, L.P.
------------------------------
          Date

                                    By:  Hicks, Muse GP Partners LA, L.P., its
                                         general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         April 23, 2004                  HICKS, MUSE GP PARTNERS LA, L.P.
-------------------------------------
               Date

                                          By: Hicks, Muse Latin America Fund I
                                              Incorporated, its general partner



                                          By: /s/ David W. Knickel
                                              ----------------------------------
                                              David W. Knickel
                                              Vice President, Treasurer and
                                              Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004                     HICKS, MUSE LATIN AMERICA FUND I
-----------------------------------        INCORPORATED
               Date


                                           By:   /s/ David W. Knickel
                                               ---------------------------------
                                                David W. Knickel
                                                Vice President, Treasurer and
                                                Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


        April 23, 2004              HM 1-FOF COINVESTORS, L.P.
---------------------------------
            Date
                                    By:  Hicks, Muse GP Partners L.A., L.P.,
                                         its general partner

                                    By:  Hicks, Muse Latin America Fund I
                                         Incorporated, its general partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4-EQ COINVESTORS, L.P.
---------------------------------
          Date
                                    By:  Hicks, Muse GP Partners IV, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HM4-EN COINVESTORS, L.P.
--------------------------------
           Date
                                   By:  Hicks, Muse GP Partners IV, L.P., its
                                        general partner

                                   By:  Hicks, Muse Fund IV LLC, its general
                                        partner



                                   By:  /s/ David W. Knickel
                                       -----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                    SIGNATURE


           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4-P COINVESTORS, L.P.
------------------------------
            Date
                                    By:  Hicks, Muse GP Partners IV, L.P., its
                                         general partner

                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004                HICKS, MUSE GP PARTNERS IV, L.P.
--------------------------------
             Date
                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner



                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


      April 23, 2004               HICKS, MUSE FUND IV LLC
---------------------------------
           Date


                                   By:    /s/ David W. Knickel
                                       -----------------------------------------
                                         David W. Knickel
                                         Vice President, Treasurer and Secretary

                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 23, 2004                 HM4/CHANCELLOR, L.P.
-------------------------------
          Date
                                    By:  Hicks, Muse Fund IV LLC, its general
                                         partner

                                    By:  /s/ David W. Knickel
                                        ----------------------------------------
                                        David W. Knickel
                                        Vice President, Treasurer and Secretary

                                  EXHIBIT INDEX

           99.1 Joint Filing Agreement dated April 23, 2004 among Mr. Hicks, Boston Partners, HM Fund III, HM3/Partners, GP Partners III, Fund III Incorporated, HM3 Coinvestors, HM Fund IV, Private Equity Fund IV, HM4, GP Partners LA, LA Fund Incorporated, HM 1-FOF, HM4-EQ, HM4-EN, HM4-P, GP Partners IV, Fund IV LLC and HM4/Chancellor.*

           99.2 Power of Attorney for Mr. Hicks (incorporated by reference to the Schedule 13D of Mr. Hicks filed June 8, 1998, relating to his investment in Capstar Broadcasting Corporation).


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                   *Filed herewith.


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